Execution Version
Exhibit 10.4

ASSET PURCHASE AND SALE AGREEMENT among HR Nu Blu Energy, LLC and TGB Equipment Leasing, LLC as “Sellers” and Stabilis Solutions, Inc. as “Buyer” Dated as of May 25, 2021

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TABLE OF CONTENTS
i
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ii
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iii
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ASSET PURCHASE AND SALE AGREEMENT
THIS ASSET PURCHASE AND SALE AGREEMENT dated as of May 25, 2021 (the “Effective Date”), is among HR Nu Blu Energy, LLC, a Texas limited liability company (“Nu Blu”), TGB Equipment Leasing, LLC, a Texas limited liability company (“TGB”) (Nu Blu and TGB, each a “Seller” and collectively, the “Sellers”), Stabilis Solutions, Inc., a Florida corporation (“Buyer”), and solely with respect to Article IX, Dustin Bailey, a Texas resident and a beneficial owner of Sellers (“Seller Owner”). Each Seller and Buyer may be referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
A.    WHEREAS, Nu Blu is engaged in the business (the “Business”) of producing and distributing liquefied natural gas through a modular liquefaction facility (the “Facility”) and related transportation and other assets located in Port Allen, Louisiana on certain real property owned by TGB; and
B.    WHEREAS, at the Closing, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all of the assets, and certain specified liabilities, of the Business, including the Facility, subject to the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I.
DEFINITIONS AND REFERENCES
Section I.1.Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:
“Accounts Receivable” is defined in Section 2.2(a).
“Act of Cash Sale” is defined in Section 3.2(a).
“Affiliate” means any person directly or indirectly Controlling, Controlled by or under common Control with a Person.
“Agreement” means this Asset Purchase and Sale Agreement.
“Ancillary Agreements” means the Escrow Agreement, Act of Cash Sale, FIRPTA Certificate, Owner’s Affidavit, Title Company Closing Statement, Assignment Agreement, and Registration Rights Agreement.

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“Annual Financial Statements” is defined in Section 4.4.
“Applicable Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person).
“Assigned Contracts” is defined in Section 2.1(c).
“Assignment Agreement” is defined in Section 3.2(a).
“Assumed Liabilities” is defined in Section 2.3.
“Books and Records” is defined in Section 2.1(j).
“Business” is defined in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.
“Buyer” is defined in the Introduction.
“Buyer Audited Financial Statements” is defined in Section 5.5(a).
“Buyer Financial Statements” is defined in Section 5.5(a).
“Buyer Indemnified Parties” is defined in Section 9.2.
“Buyer SEC Reports” is defined in Section 5.5(a).
“Cash Consideration” is defined in Section 2.6.
“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a general partnership, its statement of partnership existence, if any, and its partnership agreement; (c) in respect of a limited partnership, its certificate of limited partnership or certificate of formation, and its partnership agreement; and (d) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.
“Claim Notice” is defined in Section 9.1(b).
“Closing” is defined in Section 3.1.

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“Closing Date” is defined in Section 3.1.
“Closing Inventory Value” means the value of the Inventory, calculated as of the Closing Date, equal to (a) the number of gallons of LNG comprising such Inventory at the Closing Date, multiplied by (b) a liquefaction fee in the amount of $0.15 per gallon, plus (c) the aggregate cost of the Natural Gas used to produce such LNG.
“COBRA Beneficiaries” is defined in Section 9.9.
“COBRA Coverage” is defined in Section 9.9.
“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.
“Common Stock” means the common stock, par value $0.001 per share, of the Buyer.
“Confidentiality Agreement” means that certain Reciprocal Confidentiality and Non-Disclosure Agreement, dated as of May 10, 2021, by and between Nu Blu and Buyer.
“Contamination” means any Hazardous Substance which is present in the soil, groundwater, surface water, air or building materials of a property in a concentration that exceeds the concentration allowed by applicable Environmental Law.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” means any and all claims, actions, causes of action, demands assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses).
“Disclosure Schedules” is defined in Article IV.
“Dollars” or “$” means U.S. Dollars.
“Effective Date” is defined in the Introduction.
“Environmental Claim” means any Proceeding, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical

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monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions (i) relating to pollution, contamination, mitigation and remediation, or the protection, of any natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials (as such term may be defined under any applicable Environmental Law); in each case, as amended from time to time and including all laws and regulations pertaining to the protection of land, water, air, health and safety of the environment, enacted and in force in the United States as of the Closing Date.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated with the Sellers as a single employer under Section 414 of the Code.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among Sellers, Buyer and the Escrow Agent for purposes of holding the Indemnification Escrow Shares.
“Escrow Period” means the period that begins on the Closing Date and ends on the date that is twelve (12) months after the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” is defined in Section 2.2.
“Excluded Contracts” is defined in Section 2.2(b).

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“Excluded Liabilities” is defined in Section 2.4.
“Facility” is defined in the Recitals.
“Financial Statements” is defined in Section 4.4.
“FIRPTA Certificate” means a certificate meeting the requirements of Section 1445 of the Code, executed and sworn to by TGB.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.5, Section 4.6, Section 4.17, Section 5.1, Section 5.3, Section 5.4(a)(i) and Section 5.7.
“GAAP” means accounting principles generally accepted in the United States in effect from time to time.
“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, arbitrator, arbitrating body or other recognized instrumentality (domestic or foreign) exercising similar powers of authority including self-regulated organizations and other non-governmental regulatory authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Hazardous Substance” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires investigation, removal, remediation, or reporting or other response action under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, natural gas or any natural gas-derived substances, wastes or breakdown products, radioactive material (including any naturally occurring radioactive material), asbestos, lead-based paint or polychlorinated biphenyls.
“Indemnification Escrow Shares” means 125,000 shares of Common Stock.
“Indemnified Party” is defined in Section 9.5.
“Indemnifying Party” is defined in Section 9.5.
“Intellectual Property” means any and all intellectual property and industrial property, and all related rights, interests, and protections, however arising, all registrations, applications for registration, and renewals of such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: trademarks, service marks, trade

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names, and similar indicia of source or origin; designs and design registrations; copyrights and works of authorship, whether or not copyrightable; trade secrets, inventions, technology, and other confidential and proprietary information, whether or not patentable; and patents (including all reissues, divisionals, continuations, continuations-in-part, and extensions thereof).
“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used or held for use in the conduct of the Business as currently conducted.
“Inventory” is defined in Section 2.1(b).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to Seller, the actual knowledge of Dustin Bailey, Jake Bender and Luke Garrett, and with respect to Buyer, the actual knowledge after reasonable inquiry of Jim Reddinger and Andy Puhala.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licensed Intellectual Property” means all Intellectual Property in which Sellers hold any rights or interests granted by other Persons, including any of Sellers’ Affiliates, that is used or held for use in the conduct of the Business as currently conducted.
“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.
“LNG” means liquefied Natural Gas.
“Material Adverse Effect” means any event, occurrence, fact, change, circumstance, effect or condition that has had or would be reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (i) entering into this Agreement or the announcement of the transactions contemplated hereby, (ii) changes in the costs of commodities or supplies, including fuel, or in the price of crude oil, natural gas, natural gas liquids or liquefied natural gas, (iii) any action or omission of Sellers taken in accordance with the terms of this Agreement or with the prior consent of Buyer, (iv) any effect resulting from general changes in industry, economic or political conditions in the United States (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks, refined products, liquefied natural gas or other hydrocarbon

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products, or the gathering, transportation or processing of any such materials or substances, industry margins or any regulatory changes or changes in Applicable Law), (v) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder, (vi) acts or failures to act of any Governmental Entity (including any new regulations related to the LNG or midstream industry), (vii) acts of God, including hurricanes and storms, (viii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost or liability to Buyer and (ix) strikes, work stoppages or other labor conditions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (ii), (iv), (v) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business is conducted.
“Natural Gas” means a combustible mixture of hydrocarbon gases with or without inert elements and/or impurities of which the major component shall be methane.
“Notice Period” is defined in Section 9.5.
“Nu Blu” is defined in the Introduction.
“Owned Real Property” is defined in Section 4.8(a).
“Owned Real Property Purchase Price” means $500,000, representing the portion of the Purchase Price attributable to the Owned Real Property.
“Owner’s Affidavit” means an Affidavit of Debts, Liens and Possession on the Title Company’s standard form.
“Party” and “Parties” are defined in the Introduction.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.
“Permitted Liens” means (a) Liens for Taxes, assessments or other similar charges by Governmental Entities securing payments not yet due or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) Liens disclosed in the Title Commitment, and (c) such other Liens or imperfections of title that, individually and in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the Purchased Assets or asset affected by the applicable Lien.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, entity, unincorporated organization, or Governmental Entity.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Buyer.
“Proceedings” means all proceedings, actions, claims, suits, litigation, demands, arbitrations, audits, investigations, subpoenas, citations or notices of violations, and inquiries by or before any arbitrator or Governmental Entity whether civil, criminal, administrative, regulatory or otherwise.
“Purchase Price” is defined in Section 2.6.
“Purchased Assets” is defined in Section 2.1.
“Registration Rights Agreement” is defined in Section 3.2(a).
“SEC Reports” means, collectively, all reports of Buyer required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” and “Sellers” are defined in the Introduction.
“Seller Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by any Seller or any of their respective ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of any Seller or under which any Seller has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).
“Seller Indemnified Parties” is defined in Section 9.3.
“Seller Indemnifying Parties” is defined in Section 9.2.
“Seller Owner” is defined in the Introduction.
“Stock Consideration” is defined in Section 2.6.
“Subject Employees” is defined in Section 3.2(a).

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“Sunset Date” is defined in Section 8.1(b).
“Survival Date” means the period of eighteen (18) months following the Closing Date, except with respect to any claim by any Buyer Indemnified Parties or Seller Indemnified Parties for Damages resulting from, arising out of, or relating to any breach or inaccuracy of any representations or warranties contained in (a) the Fundamental Representations or Section 4.14, Section 4.15 or Section 4.16, respectively, of this Agreement, such term means the period ending sixty (60) days after the expiration of the applicable statute of limitations, or (b) Section 4.13, such term means the period ending on the fourth (4th) anniversary of the Closing Date.
“Tangible Personal Property” is defined in Section 2.1(d).
“Tax” or “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, tribal, state, or local (or any foreign or provincial) Taxing Authority, including any interest, penalties, or additions attributable thereto.
“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement (including but not limited to IRS Form 8594) relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed with any Taxing Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“TGB” is defined in the Introduction.
“Third Party” means any Person other than a Party or its Affiliate or a family member of any beneficial owner of a Party or its Affiliates.
“Title Commitment” means the Commitment for Title Insurance issued by the Title Company no later than the Closing Date, covering the Owned Real Property.
“Title Company” means TitlePlus, LLC.
“Title Company Closing Statement” means a closing statement prepared by the Title Company setting forth the Owned Real Property Purchase Price and the credits and prorations made pursuant to Section 3.3(b) below.
“Title Policy” is defined in Section 3.3(a).
“Transfer Taxes” means all transfer, sales, use, real estate transfer, goods and services, value added, registration, documentary, stamp duty, conveyance, and other similar Taxes, duties, fees or charges.

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Section I.2.References and Construction.
(a)All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
(b)Titles appearing at the beginning of any of such subdivisions are for convenience only and shall be disregarded in construing such subdivisions.
(c)The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The exhibits and schedules attached to this Agreement constitute part of this Agreement and are incorporated herein for all purposes.
(d)Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
(e)Unless the context otherwise requires, the terms defined in this Agreement which refer to a particular agreement, instrument or document includes all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
(f)The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
(g)No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
(h)Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be. Except for notices governed by Section 10.1, whenever any action must be taken hereunder by a specified day or within a specified period, such time period shall conclude at 11:59 p.m. (Central time) on such day or the last day in such period.
(i)Any reference to “days” (e.g., as a notice period or period of time for payment) shall mean calendar days unless the term “Business Days” is used.
Article II.
TERMS OF THE TRANSACTION
Section II.1.Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer or its Affiliate, and Buyer shall purchase from each Seller, free and clear of any Liens other than Permitted Liens, all of each Seller’s respective right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible

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or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)the Facility;
(b)all LNG stored on the Owned Real Property for future sale by the Business (“Inventory”);
(c)the contracts being: 1) the Gas Transportation Agreement dated November 1, 2017, by and between nTHERM, LLC and Acadian Gas Pipeline System, as amended; and, 2) the License Agreement No. 15-LA-80 by and between Battelle Energy Alliance and HR Nu Blu Energy, LLC dated November 18, 2015, as amended (the “Assigned Contracts”);
(d)all furniture, fixtures, equipment, machinery, tools, vehicles and rolling stock, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);
(e)all Owned Real Property;
(f)all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on the applicable Sections of the Disclosure Schedules;
(g)all rights to any Proceedings of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(h)all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(i)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(j)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, and marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets (“Books and Records”);

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(k)All Intellectual Property Assets, including Sellers’ interest in any Licensed Intellectual Property; and
(l)all goodwill and the going concern value of the Business.
Section II.2.Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)cash, cash equivalents, all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)Contracts that are not Assigned Contracts (the “Excluded Contracts”);
(c)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;
(d)all Seller Benefit Plans and assets attributable thereto;
(e)liquefied natural gas export permits held by Blue Water Fuels, LLC, being: 1) the Order Granting Long-Term, Multi-Contract Authorization to Export Liquefied Natural Gas in Iso Containers or in Bulk Loaded at the HR Nu Blu Energy, LLC Liquefaction Facility in Port Allen, Louisiana, and Exported by Vessel to Free Trade Agreement Nations, issued on June 25, 2018, under FE Docket No. 18-27-LNG, DOE/FE Order No. 4202 by the U.S. Department of Energy, Office of Fossil Energy; and, 2) the Order Granting Long-Term Authorization for Small-Scale Exports of Liquefied Natural Gas issued on October 31, 2019, under FE Docket No. 19-99-LNG, DOE/FE Order No. 4460 by the U.S. Department of Energy, Office of Fossil Energy; and
(f)the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.
Section II.3.Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer or its Affiliate shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)all trade accounts payable to third parties in connection with the Business arising from and after the Closing Date; and
(b)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing.
Section II.4.Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, neither Buyer nor any Affiliate thereof shall assume, and shall not be responsible to pay, perform or discharge, any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the

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“Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of any Seller pursuant to Section 2.7; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)any Liabilities relating to or arising out of the Excluded Assets;
(d)any Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Proceeding relates to such operation on or prior to the Closing Date;
(e)any and all Liabilities under or related to any employee benefit plan, program, practice, agreement or arrangement of the Sellers or any of their respective Affiliates or ERISA Affiliates (including without limitation the Seller Benefit Plans);
(f)any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(g)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers that is not disclosed on Buyer’s Phase One;
(h)any trade accounts payable of Sellers (i) to Third Parties which are payable for any period up to the Closing Date; (ii) which constitute intercompany payables owing to Affiliates of Sellers; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;
(i)any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the

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Purchased Assets issued by the Business’ customers to Sellers on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(j)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 9.3 as Seller Indemnified Parties;
(k)any Liabilities under the Excluded Contracts or any other Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;
(l)any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and
(m)any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.
Section II.5.Investigation; Reliance.
(a)Buyer acknowledges that Buyer has made inspections and investigations of the Purchased Assets and Buyer agrees to take title to the Purchased Assets in the condition existing as of the Effective Date, subject to the representations and warranties expressly set forth in this Agreement.
(b)No Party to this Agreement is relying on any statement or representation not expressly stated in this Agreement. Buyer specifically confirms and acknowledges that in entering into this Agreement, Buyer has not been induced by, and has not relied upon, whether express or implied, warranties, guaranties, promises, statements, inducements, representations, or information pertaining to the Purchased Assets or its uses, the physical condition, environmental condition, state of title, income, expenses, or operation of the Purchased Assets, or any other matter or thing with respect thereto, written or unwritten, whether made by Sellers or any agent, employee, or other representative of Seller, or any broker or any other person representing (or purporting to represent) Seller, which are not expressly set forth in this Agreement. Sellers shall not be liable for or bound by any written or unwritten statements, representations, warranties, brokers' statements, or other information pertaining to the Purchased Assets furnished by Sellers, any agent, employee, or other actual (or purported) representative of Sellers, or any person, unless and only to the extent the same are expressly set forth in this Agreement.
(c)The provisions of this Section 2.5 shall survive the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

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Section II.6.Purchase Price. At the Closing, the Buyer shall deliver to the Sellers, as consideration for the sale of the Purchased Assets, (a) an amount in cash equal to $5,000,000.00 in the aggregate (the “Cash Consideration”), plus (b) an additional amount in cash equal to the Closing Inventory Value (as mutually agreed by the Parties at the Closing Date), plus (c) 500,000 shares of Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”). The Cash Consideration shall be paid by wire transfer in immediately available funds to the account or accounts of Nu Blu designated in writing to Buyer no fewer than three Business Days prior to the Closing, with the Cash Consideration being paid to Nu Blu. The Stock Consideration shall be issued by Buyer to TGB; provided, that the Stock Consideration may be evidenced by book-entry positions at Buyer’s transfer agent, in a form reasonably satisfactory to the Sellers, in the event that share certificates in respect of the Stock Consideration are not available on the Closing Date. The allocation of the Purchase Price shall be as set forth in Schedule 2.6(a), which the Parties shall complete and deliver at the Closing, with the agreed Closing Inventory Value being allocated to Class IV assets and the balance of the Purchase Price being allocated to Class V assets (with the value of the Stock Consideration being determined based on the per-share price of the Common Stock on the trading day immediately prior to the Closing Date).
Section II.7.Tax Treatment; Transfer Taxes. The Parties agree that, for U.S. federal income tax purposes, the acquisition of the Purchased Assets and assumption of the Assumed Liabilities by Buyer pursuant to this Agreement shall be treated as a purchase of assets and the Purchase Price shall be allocated among the Purchased Assets for Tax purposes in the manner set forth in Schedule 2.6(a). The Parties agree that they shall prepare and file or cause to be prepared and filed all Tax Returns reporting the Transaction in a manner consistent with this Section 2.7, and shall take no position and shall cause no position to be taken inconsistent with this Section 2.7 in any Tax Return, Tax audit, or Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary. The Parties further agree that for Louisiana Transfer Tax purposes the acquisition of the Purchased Assets and assumption of the Assumed Liabilities by Buyer pursuant to this Agreement constitutes a purchase of all or substantially all of the assets or inventories of a business within the meaning of La. Admin. Code §61:I.4301(C) and the Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes. All Transfer Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the sale and transfer of the Purchased Assets pursuant to this Agreement shall be paid (100%) by Seller.
Section II.8.Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any of the Sellers pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under Applicable Laws related to Taxes. Any amounts so deducted, withheld and actually paid over to the appropriate Governmental Entity in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of which such deduction or withholding was made.

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Section II.9.Third Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
Article III.
CLOSING
Section III.1.Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than three (3) Business Days after the satisfaction and/or, to the extent permitted hereunder and by applicable Law, waiver of all conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to Article VIII or unless another time or date is agreed to in writing by Buyer and Seller. The actual date of the Closing is hereinafter referred to as the “Closing Date”. The transactions described herein shall be deemed effective as of 11:59 p.m. on the Closing Date. On the Closing Date, the parties will exchange signatures on the Ancillary Agreements and other closing documents by facsimile, email or other means of electronic transmission, and each agrees to provide original signatures on all Ancillary Agreements and other closing documents by FedEx or similar overnight courier service promptly upon written request.
Section III.2.Closing Deliverables.
(a)Sellers’ Deliverables. At the Closing, Sellers shall deliver or have delivered to Buyer the following:
(i)The Escrow Agreement duly executed by TGB;
(ii)a bill of sale, assignment and assumption agreement in form and substance satisfactory to the Parties (the “Assignment Agreement”) and duly executed by Nu Blu, transferring the Purchased Assets other than the Owned Real Property to Buyer or its Affiliate, and effecting the assignment to and assumption by Buyer or its Affiliate of the Assigned Contracts and the Assumed Liabilities;
(iii)with respect to each parcel of Owned Real Property, an act of cash sale in form and substance satisfactory to the Parties (the “Act of Cash Sale”) containing a

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special warranty of title and providing transfer of the Owned Real Property on an “as-is, where-is” condition and duly executed and notarized by TGB;
(iv)a Registration Rights Agreement in form and substance satisfactory to the Parties (the “Registration Rights Agreement”) and duly executed by TGB;
(v)[Reserved];
(vi)resignations, effective as of the Closing, of each employee set forth on Section 3.2 of the Disclosure Schedules (with such employees being the “Subject Employees”);
(vii)the FIRPTA Certificate;
(viii)the Title Company Closing Statement duly executed by Sellers;
(ix)the Owner’s Affidavit duly executed by TGB;
(x)a certificate, dated as of the Closing Date, duly executed by an officer of each Seller certifying that each of the conditions set forth in Section 7.2(a) have been satisfied;
(xi)a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers or relevant governing body of each Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(xii)a certificate or certificates, dated as of the Closing Date, of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(xiii)releases of all Liens securing the indebtedness of Nu Blu to TGB under that certain Senior Secured Term Note, dated as of September 7, 2016, including evidence of the filing of UCC-3 termination statements or other instruments or agreements in all applicable jurisdictions to evidence the release of all such Liens; and
(xiv)such other customary closing documents as Buyer shall reasonably request, as may be required to give effect to this Agreement or as may be required by the Title Company.
(b)Buyer’s Deliverables. At the Closing, Buyer shall deliver or have delivered to Sellers the following:

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(i)the Cash Consideration to Nu Blu;
(ii)the Stock Consideration, less the Indemnification Escrow Shares, to TGB;
(iii)the Escrow Agreement duly executed by Buyer;
(iv)the Assignment Agreement duly executed by Buyer or an Affiliate of Buyer;
(v)the Registration Rights Agreement duly executed by Buyer;
(vi)[Reserved];
(vii)the Title Company Closing Statement duly executed by Buyer;
(viii)a certificate, dated as of the Closing Date, duly executed by an officer of Buyer certifying that each of the conditions set forth in Section 7.3(a) have been satisfied;
(ix)a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(x)a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and
(xi)such other customary closing documents as Sellers shall reasonably request, as may be required to give effect to this Agreement or as may be required by the Title Company.
(c)Indemnification Escrow. At the Closing, Buyer shall deliver to the Escrow Agent:
(i)the Indemnification Escrow Shares, provided that, in the event that share certificates in respect of the Stock Consideration are not available on the Closing Date, the Buyer shall deliver such share certificates to the Escrow Agent as promptly as practicable following the Closing Date; and
(ii)the Escrow Agreement duly executed by the Buyer and TGB.
Section III.3.Owned Real Property. At the Closing:

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(a)Title Policy. The Parties shall cause the Title Company to issue to Buyer an owner’s title policy in the amount of the Owned Real Property Purchase Price insuring good and marketable title to the Owned Real Property, subject only to the Permitted Liens (the “Title Policy”).
(b)Prorations. Real estate and ad valorem taxes shall be prorated as of 12:00 a.m. (midnight) on the date of Closing, based upon actual days involved, with Sellers being charged and credited for all such taxes prior to the date of Closing and Buyer being charged and credited for all such taxes on and after the date of Closing. In connection with the proration of immovable property taxes, in the event that actual tax figures for the year of Closing are not available at the date of Closing, an estimated tentative proration of taxes shall be made using tax figures from the preceding year; provided, however, that when actual taxes for the year of Closing are available, a correct proration of taxes shall be made, and in the event that taxes for the year of Closing increase or decrease over those for the preceding year, the Parties shall adjust the amounts and the Party that has overpaid such taxes will be reimbursed by the amount of such overpayment by the other Party. This provision shall survive the Closing of this transaction and the payment of any consideration and the delivery of all closing instruments.
(c)Closing Costs. Each Seller shall pay (i) its appropriate share of the prorations as set forth in Section 3.3(b); (ii) one-half (1/2) of the escrow fee charged by the Title Company; (iii) the transfer and any other fees charged by the holder or holders of the existing monetary liens affecting the Owned Real Property that are not Permitted Liens which Seller is required to remove; and (iv) one-half (1/2) the cost of the Title Policy (including the survey). Buyer shall pay (i) its appropriate share of the prorations as set forth in Section 3.3(b); (ii) one-half (1/2) of the escrow fee charged by the Title Company; (iii) the recording fees for the Act of Cash Sale; and (iv) one-half (1/2) the cost of the Title Policy (including the survey).
Article IV.
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Except as set forth in the disclosure schedules dated as of the date of this Agreement delivered by Sellers to the Buyer in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”), Sellers represent and warrant to the Buyer as follows:
Section IV.1.Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the state or country of its organization, and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Business or the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except as would not be material to the Business or the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis.

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Section IV.2.Authority Relative to this Agreement. Each Seller has all requisite power, authority and legal capacity to: (a) execute, deliver and perform this Agreement and Ancillary Agreements to which such Seller is a party, and (b) carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the other Ancillary Agreements to which it is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of each Seller, and no other proceedings on the part of either Seller is necessary to authorize this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement and the other Ancillary Agreements to which each Seller is a party have been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of each Seller, enforceable against each Seller in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
Section IV.3.No Conflict; Required Filings and Consents.
(a)Neither the execution, delivery and performance by each Seller of this Agreement or the other Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby shall: conflict with or violate such Seller’s Charter Documents, conflict with or violate any Applicable Law in any material respect, or result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair any Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the Purchased Assets.
(b)The execution and delivery of this Agreement by Seller, or the other Ancillary Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Third Party, except where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Business or the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis.
Section IV.4.Financial Statements. To Seller’s Knowledge, complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2019 and 2020, and the related statements of income and retained earnings, equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at April 30, 2021 and the related statements of income and retained earnings, equity and cash flow for the four-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in Section 4.4 of the

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Disclosure Schedules. To Seller’s Knowledge, the Financial Statements have been prepared on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). To Seller’s Knowledge, the Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.
Section IV.5.Title to Purchased Assets. Nu Blu has good and valid title to, or a valid leasehold interest in or license to, all of the Purchased Assets owned, leased or licensed by Nu Blu. All such Purchased Assets (including leasehold interests and licenses) are free and clear of Liens except for Permitted Liens.
Section IV.6.Sufficiency of Assets. The Tangible Property located at the Facility on the Closing Date has been used by Seller in the ordinary course of business to operate the Facility, and, to Seller’s Knowledge, is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets used by Sellers to conduct the Business as currently conducted. To Seller’s Knowledge, none of the Excluded Assets are material to the Business.
Section IV.7.Assigned Contracts. To Seller’s Knowledge, each Assigned Contract is valid and binding on the applicable Seller or its applicable Affiliate in accordance with its terms and is in full force and effect. None of the Sellers or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Assigned Contract. Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.
Section IV.8.Real Property.
(a)Section 4.8(a) of the Disclosure Schedules sets forth each parcel of real property owned by Sellers or their respective Affiliates and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Sellers have delivered to Buyer copies of the deeds and/or acts and other instruments (as recorded) by which Sellers or their respective Affiliates acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts, surveys and other third-party reports in the possession of Sellers or their respective Affiliates with respect to such parcel. With respect to each parcel of Owned Real Property:
(i)Sellers or their respective Affiliates have good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

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(ii)Sellers or their respective Affiliates have not leased or otherwise granted to any Person other than Nu Blu the right to use or occupy such Owned Real Property or any portion thereof; and
(iii)there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
Section IV.9.Intellectual Property. To Seller’s Knowledge, the Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted by Sellers. Immediately following the Closing, all Intellectual Property Assets and Licensed Intellectual Property will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by Sellers immediately prior to the Closing.
Section IV.10.Inventory. All Inventory is owned by Nu Blu free and clear of all Liens, and no Inventory is held on a consignment basis.
Section IV.11.Legal Proceedings; Governmental Orders.
(a)There are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section IV.12.Compliance With Laws; Permits.
(a)Except as set forth in Section 4.12(a) of the Disclosure Schedules1, to Seller’s Knowledge, Sellers have complied for the past three years, and are now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)To Seller’s Knowledge, all material Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. Section 4.12(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would
1 NTD: Schedule to describe non-compliance with 49 CFR 192 and any other known non-compliance.

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reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.12(b) of the Disclosure Schedules.
Section IV.13.Environmental Matters.
(a)To Seller’s Knowledge, the operations of Sellers with respect to the Business and the Purchased Assets are currently and have been for the past three years in material compliance with all applicable Environmental Laws. Neither Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)To Seller’s Knowledge, Sellers and their applicable Affiliates have obtained and are in material compliance with all Environmental Permits (each of which is disclosed or cross-referenced in Section 4.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect.
(c)Except as set forth in the Buyer’s Phase One, Seller has no Knowledge of Contamination in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by any Seller in connection with the Business.
(d)To Seller’s Knowledge, neither Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
Section IV.14.Employee Benefit Matters.
(a)Each Seller Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable Laws.
Section IV.15.Employment Matters.
(a)Section 4.15(a) of the Disclosure Schedules contains a list of the Subject Employees and all other persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to the Subject Employees and all other employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding

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agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.
Section IV.16.Taxes. Except as set forth in Section 4.16 of the Disclosure Schedules:
(a)To Seller’s Knowledge, all Tax Returns with respect to the Purchased Assets or the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. To Seller’s Knowledge, all Taxes due and owing by Sellers or assessed with respect to the Purchased Assets or the Business (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)All deficiencies asserted, or assessments made, against Seller or with respect to the Purchased Assets or the Business as a result of any examinations by any Taxing Authority have been fully paid.
(c)Seller is not a party to any Proceeding by any Taxing Authority. There are no pending or threatened Proceedings by any Taxing Authority with respect to any Taxes of Seller or any Taxes relating to the Purchased Assets or the Business.
(d)There are no Liens for Taxes upon any of the Purchased Assets nor is any Taxing Authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(e)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(f)Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(g)None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(h)None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
Section IV.17.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of any Seller or its Affiliates.
Section IV.18.Securities Laws. Any Seller receiving Stock Consideration is an “accredited investor,” as such term is defined in Rule 501 of Regulation D of the Securities Act.

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At no time has such Seller been presented with or solicited by or through any public promotion or any form of advertising in connection with the transactions contemplated by this Agreement. Such Seller believes that it has received all of the information it considers necessary or appropriate for deciding whether to consummate the transactions contemplated by this Agreement. Such Seller has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer and to obtain additional information to Seller’s satisfaction.
Section IV.19.Investment Purpose. Any Seller receiving Stock Consideration is acquiring its portion of the Stock Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any resale or other distribution thereof, nor with any present intention of distributing or selling such shares Common Stock. Such Seller acknowledges that such shares of Common Stock are not registered under the Securities Act or any state securities laws, and that such shares of Common Stock may not be transferred or sold, except pursuant to the registration provisions of the Securities Act and any applicable state securities laws, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The certificates for the shares of Common Stock of such Seller’s portion of the Stock Consideration will contain a legend referring to the restrictions on sale, transfer and assignment and a stop transfer notice will be lodged against such shares.
Section IV.20.No Other Representations and Warranties. Except as expressly set forth in this Article IV or the Disclosure Schedules or in any Ancillary Agreement, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the transactions contemplated hereby and thereby, Sellers, the Purchased Assets, the Business or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
Section IV.21.Seller Acknowledgement. Notwithstanding any contrary provision contained in this Agreement, each Seller acknowledges and agrees that none of Buyer or any Person acting on behalf of Buyer is making any representations or warranties whatsoever, express or implied, with respect to Buyer or the transactions contemplated hereby and thereby beyond those expressly given by Buyer in Article V or in any Ancillary Agreement, and Sellers expressly disclaim reliance on any such representation or warranty of Buyer or any Person acting on behalf of Buyer alleged to have been made but not expressly contained in Article V or in any Ancillary Agreement.
Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the SEC reports of Buyer filed and publicly available during the preceding 24 months and at least 24 hours prior to the date hereof, Buyer represents and warrants to the Sellers as follows:
Section V.1.Organization and Qualification.

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(a)Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Buyer. Buyer is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.
(b)Buyer is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to Buyer.
Section V.2.Capitalization.
(a)As of March 9, 2021, the authorized capital stock of Buyer consists of 1,000,000 shares of Preferred Stock, and 37,500,000 shares of Common Stock, and as of such date, (i) no shares of Preferred Stock are issued and outstanding, and (ii) 16,896,626 shares of Common Stock are issued and outstanding, (iii) warrants to purchase 62,500 shares of Common Stock are outstanding, and (iv) 778,500 shares of Common Stock related to restricted stock units are outstanding.
(b)As of the date of this Agreement, except as disclosed in the Buyer SEC Reports, there are no existing options, calls, conversion rights or other rights, agreements, arrangements or commitments of any kind, relating to the ownership interests of Buyer, obligating Buyer to issue, transfer, convert or sell or cause to be issued, transferred, converted or sold any ownership interest in Buyer.
(c)At the time of the issuance of the Stock Consideration pursuant to Section 2.2, such Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable.
Section V.3.Authority Relative to this Agreement. Buyer has requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Ancillary Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement and the other Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

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moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
Section V.4.No Conflict; Required Filings and Consents.
(a)Neither the execution, delivery and performance by Buyer of this Agreement or the other Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby shall: conflict with or violate Buyer’s Charter Documents, conflict with or violate any Applicable Law in any material respect, or result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Buyer pursuant to, any contracts of Buyer.
(b)The execution and delivery of this Agreement by Buyer, or the other Ancillary Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Buyer, taken as a whole.
Section V.5.Buyer SEC Reports and Financial Statements.
(a)Buyer has timely filed all required SEC Reports (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Buyer SEC Reports”). None of the Buyer SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to Buyer or the Buyer SEC Reports. To the Knowledge of Buyer, as of the date hereof, (i) none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Report. The audited financial statements of Buyer (“Buyer Audited Financial Statements”) and unaudited interim financial statements of Buyer (together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports (x) complied as to form in all material respects with, and in the case of Buyer Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of

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interim financial statements, to normal recurring end-of-period adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Buyer Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal end-of-period adjustments and the absence of complete footnotes), in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Buyer is made known to Buyer’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act.
(c)Buyer has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP.
Section V.6.Legal Proceedings; Governmental Orders.
(a)There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer (a) relating to or affecting Buyer or its business; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Buyer.
Section V.7.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Buyer.
Section V.8.Sufficiency of Funds. Buyer has at the Closing sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration at the Closing.
Section V.9.No Other Reps. Except as expressly set forth in this Article V or in any Ancillary Agreement, Buyer makes no representation or warranty, express or implied, at law or in equity, in respect of Buyer or the transactions contemplated hereby and thereby, or as to the accuracy or completeness of any information regarding Buyer delivered to Sellers or their

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representatives, except as expressly set forth in this Article V or in any Ancillary Agreement, and any such other representations or warranties are hereby expressly disclaimed.
Section V.10.Buyer Acknowledgement. Notwithstanding any contrary provision contained in this Agreement, Buyer acknowledges and agrees that none of the Sellers, or any Person acting on behalf of the Sellers, is making any representations or warranties whatsoever, express or implied, in respect of the transactions contemplated hereby and thereby, the Sellers, the Purchased Assets, the Business, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, beyond those expressly given by the Sellers in Article IV or the Disclosure Schedules or in any Ancillary Agreement, and Buyer expressly disclaims reliance on any such representation or warranty of the Sellers or any Person acting on behalf of the Sellers alleged to have been made but not expressly contained in Article IV or the Disclosure Schedules or in any Ancillary Agreement.
Article VI.
COVENANTS
Section VI.1.Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact their current Business organization and operations, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, Sellers shall (x) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, (y) perform all obligations under all Assigned Contracts and (z) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.
Section VI.2.Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Sellers to cooperate with Buyer in its investigation of the Business.
Section VI.3.Exclusivity.
(a)Sellers shall not, and shall not authorize or permit any of their Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately

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cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.
(b)In addition to the other obligations under this Section 6.3, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or their representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)Sellers agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section VI.4.Notice of Certain Events.
(a)Until the Closing, Seller shall promptly notify Buyer in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2(a) to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iv)any Proceedings commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

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(b)Buyer's receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.
Section VI.5.Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Sellers (or any Affiliate thereof) shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
Section VI.6.Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Assets, or if Buyer receives or collects any funds relating to the Excluded Assets, the recipient Party shall or shall cause its applicable Affiliate to remit such funds to Buyer or Sellers, as the case may be, within ten Business Days after such Person’s receipt thereof.
Section VI.7.Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents. Without limiting the foregoing, Sellers shall use reasonable best efforts to prepare and deliver to Buyer, as promptly as practicable following the Closing, a complete and correct copy of the procedural manual for operations, maintenance and emergencies required under 49 CFR §192.605 for the Facility (the “Procedural Manual”) and related documentation required to achieve initial compliance with 49 CFR §192.
Article VII.
CLOSING CONDITIONS
Section VII.1.Conditions to Each Party’s Obligations. The obligations of each Party hereto to effect the Closing shall be subject to the reasonable satisfaction on and as of the Closing Date of each of the following conditions, any or all of which may be waived, in whole or in part, by Buyer and Seller:
(a)No Injunction. No Law and no temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition of any Governmental Entity preventing, restraining, or enjoining the purchase and sale of the Purchased Assets contemplated hereby or the consummation of the transactions contemplated hereby shall be in effect.
Section VII.2.Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the satisfaction (or waiver, in whole or in part) by Buyer on and as of the Closing Date of each of the following conditions:
(a)Representations and Warranties and Covenants of Sellers.

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(i)The representations and warranties of Sellers in Article IV (other than the Fundamental Representations of Sellers, and, in each instance, as modified by the Disclosure Schedule), disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, a Material Adverse Effect, or any other similar qualifier contained in such representations and warranties, as the case may be, shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date.
(ii)The Fundamental Representations of Sellers (in each instance, as modified by the Disclosure Schedule) shall be true and correct in all respects, in each case, as of the Effective Date and as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct in all respects as of such specified date.
(iii)Sellers and any applicable Affiliates shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Sellers or their Affiliates at or prior to the Closing.
(b)Deliverables. Sellers shall have complied with their obligations contained in Section 3.2(a).
(c)No Material Adverse Effect. From the Effective Date through the Closing Date, there shall not have occurred any Material Adverse Effect.
(d)Assigned Contracts. Sellers shall have obtained and delivered to Buyer all consents to assignment required under the Assigned Contracts (including in respect of the Licensed Intellectual Property), in form and substance reasonably satisfactory to Buyer.
(e)Title Policy. The Title Policy shall be in full force and effect.
(f)Insurance. Buyer’s environmental insurance policy and property & casualty insurance policy related to the Purchased Assets shall be in full force and effect.
(g)Closing Inventory Value. The Parties shall have agreed upon the Closing Inventory Value.
Section VII.3.Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing shall be subject to the satisfaction (or waiver, in whole or in part) by Sellers on and as of the Closing Date of each of the following conditions:
(a)Representations and Warranties and Covenants of Buyer.

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(i)The representations and warranties of Buyer in Article V (other than the Fundamental Representations of Buyer), disregarding any qualifications or limitations set forth in such representations or warranties as to materiality, a material adverse effect, or any other similar qualifier contained in such representations and warranties, as the case may be, shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct as of such specified date.
(ii)The Fundamental Representations of Buyer shall be true and correct in all respects, in each case, as of the Effective Date and as of the Closing Date as though made on and as of such date, except to the extent that any such representation or warranty refers to a specified date, in which event such representation and warranty shall be true and correct in all respects as of such specified date.
(iii)Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or its Affiliates at or prior to the Closing.
(b)Deliverables. Buyer shall have complied with its obligations contained in Section 3.2(b).
Article VIII.
TERMINATION
Section VIII.1.Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
(a)by mutual consent of Sellers and Buyer; or
(b)by either Sellers, on the one hand, or Buyer, on the other hand, if:
(i)the Closing shall not have occurred on or before June 1, 2021, or such later date as the Parties may mutually agree in writing (the “Sunset Date”), provided, however, that:
(A)Buyer shall not be entitled to terminate this Agreement under this clause (i) if the Closing has failed to occur because Buyer: (x) is in breach in any material respect of any of Buyer’s representations, warranties, covenants, or agreements contained in this Agreement; or (y) has failed to perform or comply in any material respect with any of the covenants, agreements, or conditions contained in this Agreement which are required to be performed or complied with by Buyer prior to the Closing; and

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(B)Sellers shall not be entitled to terminate this Agreement under this clause (i) if the Closing has failed to occur because any Seller: (x) is in breach in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement; or (y) has failed to perform or comply in any material respect with any of the covenants, agreements, or conditions contained in this Agreement which are required to be performed or complied with by such Seller prior to the Closing; or
(ii)there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or
(c)by Buyer, if: (i) Buyer is not then in breach in any material respect of any of Buyer’s representations, warranties, covenants, or agreements contained in this Agreement and (ii) there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy, or failure is incapable of being cured, or if capable of being cured, has not been cured by Sellers within 10 Business Days of Sellers’ receipt of written notice of such breach from Buyer; or
(d)by Sellers if: (i) neither Seller is then in breach in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement and: (ii) there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3 and such breach, inaccuracy, or failure is incapable of being cured or if capable of being cured, has not been cured by Buyer within 10 Business Days of Buyer’s receipt of written notice of such breach from Sellers.
Section VIII.2.Notice of Termination; Effect of Termination. In the event that Sellers, on the one hand, or Buyer, on the other hand, wishes to terminate this Agreement pursuant to Section 8.1, then, Sellers or Buyer, as applicable, shall deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Any permitted termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Party, unless, in accordance with Section 8.1(c) or Section 8.1(d) above, the breach giving rise to such termination is: (a) capable of being cured; and (b) not cured during the applicable cure period set forth therein, whereupon such permitted termination of this Agreement will be effective immediately following the end of such applicable cure period. In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in Article X, and except that such termination shall not relieve any Party hereto of any liability for any

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intentional breach of this Agreement or negate a claim of fraud or willful misconduct against such Party with respect to the representations made by such Party in this Agreement.
Article IX.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section IX.1.Survival.
(a)The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Ancillary Agreement shall survive the Closing until the applicable Survival Date. Each covenant set forth in this Agreement: (i) to be performed on or prior to the Closing Date shall survive the Closing and terminate and expire, and cease to be of any force or effect, on the one-year anniversary of the Closing Date; and (ii) that contemplate performance after the Closing shall survive the Closing without limit as to time except as they may be limited by a specific period of time expressly set forth in this Agreement (in each case of clauses (i) and (ii), except to the extent a claim for indemnification has been made prior to such time for any breach thereof, in which event the covenant and such claim for indemnification shall survive until such claim has been resolved).
(b)No Party shall have any indemnification obligation pursuant to this Article IX or otherwise for any breach of representation, warranty or covenant unless (i) the Party seeking indemnification has delivered written notice of the claim for indemnification to the other Party (a “Claim Notice”) and (ii) such Claim Notice is received on or before the applicable Survival Date. Such Claim Notice shall set forth with reasonable specificity (A) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim, and (B) the estimate of the amount of such claim (which estimate shall not be conclusive of or otherwise prejudice the final amount of such claim).
Section IX.2.Indemnification by Seller. Subject to the terms and conditions of this Article IX, each of Nu Blu and, to the extent any Indemnification Escrow Shares remain available pursuant to the Escrow Agreement (and on a joint and several basis with Nu Blu during the Escrow Period), TGB, shall indemnify, defend and hold harmless Buyer and its officers, directors, employees and Affiliates (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by a Buyer Indemnified Party resulting from (a) any inaccuracy or breach of the representations and warranties in Article IV; (b) any breach or non-fulfillment by any Seller of its covenants contained in this Agreement or any Ancillary Agreement, (c) any Excluded Liability and (d) the matters described in Section 4.12(a) of the Disclosure Schedule. Seller Owner shall indemnify, defend Buyer Indemnified Parties from and against any and all Damages incurred by a Buyer Indemnified Party resulting from (a) a breach of the Fundamental Representations made by Sellers in Article IV, and (b) the matters described in Section 4.12(a) of the Disclosure Schedule. For purposes of this Article IX, Seller Owner, Nu Blu and TGB are collectively the “Seller Indemnifying Parties.
Section IX.3.Indemnification by Buyer. Subject to the terms and conditions of this Article IX, Buyer shall indemnify, defend and hold harmless Sellers and their officers, directors,

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employees and Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages incurred by a Seller Indemnified Party resulting from (a) any inaccuracy or breach by Buyer of its representations and warranties or (b) any breach or non-fulfillment by Buyer of its covenants contained in this Agreement or any Ancillary Agreement.
Section IX.4.Limitations on Indemnities.
(a)The Seller Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a), unless and until the amount of all Damages incurred by any Buyer Indemnified Party thereunder exceeds $25,000 in the aggregate (the “Indemnity Deductible”), in which event Buyer Indemnified Parties may recover Damages in excess of the Indemnity Deductible only; provided, that the maximum liability for Damages under Section 9.2(a) for the Seller Indemnifying Parties in the aggregate shall be equal to one million Dollars ($1,000,000) (the “Cap”); provided, further, however, that (i) the Indemnity Deductible and the Cap shall not apply with respect to any claim for Damages resulting from, arising out of or relating to any breach or inaccuracy in the Fundamental Representations of Sellers or the representations and warranties contained in Section 4.16, and (ii) the Cap with respect to any claim for Damages resulting from, arising out of or relating to any breach or inaccuracy in the Fundamental Representations of Sellers or the representations and warranties contained in Section 4.16 shall be equal to the Purchase Price.
(b)Buyer shall not be obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.3(a), unless and until the amount of all Damages incurred by any Seller Indemnified Party thereunder exceeds the Indemnity Deductible, in which event Seller Indemnified Parties may recover Damages in excess of the Indemnity Deductible only, provided, that Buyer’s maximum liability for Damages under Section 9.3(a) shall be equal to the Cap; provided, further, however, that (i) the Indemnity Deductible and the Cap shall not apply to the Fundamental Representations of Buyer and (ii) the Cap with respect to any claim for Damages resulting from, arising out of or relating to any breach or inaccuracy in the Fundamental Representations of Buyer shall be equal to the Purchase Price.
(c)In no event shall any Indemnified Party (as defined below) be entitled to duplicate compensation with respect to Damages under this Agreement.
(d)For purposes of calculating Damages hereunder, any materiality, Material Adverse Effect or other similar qualifications in the representations, warranties, covenants and agreements shall be disregarded.
Section IX.5.Indemnification Proceedings.
(a)In the event that any claim or demand for which a Party (an “Indemnifying Party”) would be liable to the other Party under this Article IX (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a Third Party (other than a Buyer Indemnified Party or a Seller Indemnified Party), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under

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this Article IX, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 9.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate, in its reasonable, good faith judgment, to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying the reasonable costs of separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (a) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (b) such compromise or settlement contains a complete release by the Third Party asserting the claim as to all Indemnified Parties affected by the claim with respect to such claim.
(b)For indemnification claims not involving a Third Party (i.e., a direct claim between or among the Parties and their Affiliates), a claim for indemnification for may be asserted by reasonably prompt notice to the Indemnifying Party of such claim or demand, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.
Section IX.6.Escrow Claims.
(a)If any amounts are due by Sellers to Buyer (which, for purposes of this Section 9.6, shall include any Buyer Indemnified Party) pursuant to this Article IX (other than this Section 9.6), then, first, such amounts shall be satisfied from the Indemnification Escrow Shares, thereafter, to the extent that Buyer is determined to be owed by Sellers amounts pursuant to this Section 9.6(a) in excess of the value of the Indemnification Escrow Shares, Buyer may seek payment for such amounts from Sellers. For purposes of this Section 6.6, the Indemnification Escrow Shares shall be valued at the closing price per share of the Common Stock as of the date

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immediately preceding the date on which the Buyer seeks payment hereunder. Buyer shall not be entitled to seek indemnification for any Damages from Seller Owner unless and until (i) the Indemnification Escrow Shares are no longer available under the Escrow Agreement, and (ii) Buyer has made a good faith attempt to recover any Damages in excess of the available Indemnification Escrow Shares from Nu Blu.
(b)If Sellers do not dispute any claim made by Buyer against any Seller pursuant to this Article IX (other than this Section 9.6), at Buyer’s written election, Sellers and Buyer shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Buyer a portion of the Indemnification Escrow Shares with a value equal to the amount of the undisputed claim. If Sellers dispute any claim made by Buyer pursuant to this Article IX (other than this Section 9.6), then upon final determination of the applicable disputed amount of Damages (or a settlement between the Parties), as applicable, with respect to such claim, at Buyer’s written election, Sellers and Buyer shall provide written instructions to the Escrow Agent to disburse to Buyer a portion of the Indemnification Escrow Shares with a value equal to the amount determined by such final determination or settlement to be due.
(c)Subject to Section 9.6(f), upon the expiration of the Escrow Period, Buyer and Sellers shall instruct the Escrow Agent to release to Sellers (or their designee) the Indemnification Escrow Shares then held by the Escrow Agent, save and except (i) a portion of the Indemnification Escrow Shares with a value equal to the aggregate amount of all unsatisfied claims for indemnification that Buyer has made against Sellers on or before such date pursuant to this Article IX (other than this Section 9.6) and which are subject to satisfaction (in whole or in part) from the Indemnification Escrow Shares plus (ii) a portion of the Indemnification Escrow Shares with a value equal to the aggregate amount of all disputed amounts or Damages that have not been resolved as of such date. Subject to Section 9.6(f), after all disputed claims have been finally determined, and any portion required to be paid to Buyer from the Indemnification Escrow Shares pursuant to such final determination, if any, have been paid, any remaining portion of the Indemnification Escrow Shares shall be paid to Sellers and Sellers and Buyer shall provide joint written instructions to the Escrow Agent as soon as practicable after such determination to disburse to Sellers (or their designee) such portion.
(d)At any time, the Parties may jointly instruct, in the manner provided in the Escrow Agreement, the Escrow Agent to transfer all or a portion of the remaining balance of the Indemnification Escrow Shares to either Sellers or Buyer, as the Parties may agree.
(e)Any interest or other income on the Indemnification Escrow Shares shall be allocable to Sellers for Tax purposes pursuant to Proposed Treasury Regulation Section 1.468B-8(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final regulations.
(f)Notwithstanding anything in this Agreement to the contrary, if the Sellers have not delivered to the Buyer a complete and correct copy of the Procedural Manual and related documentation required to achieve initial compliance with 49 CFR §192 by the expiration of the Escrow Period, then any Indemnification Escrow Shares in the custody of the Escrow Agent

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shall be released to the Buyer, and Sellers and Buyer shall provide joint written instructions to the Escrow Agent as soon as practicable thereafter to disburse to such shares to Buyer.
Section IX.7.Exclusive Remedies. After the Closing, the sole and exclusive remedy for any Indemnified Party and any of their respective Affiliates with respect to any and all claims based on the representations, warranties and covenants of the Indemnifying Party set forth in this Agreement or in any certificate delivered pursuant hereto by the applicable Party (other than claims of, or causes of action resulting from fraud or criminal activity) shall be the indemnification provided in Section 9.2 and Section 9.3, as the case may be. Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability may be maintained by any Indemnified Party against any Indemnifying Party with respect to any matter that is the subject of Section 9.2 or Section 9.3 (other than for fraud or criminal activity).
Section IX.8.Indemnification Despite Negligence. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS Article IX SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL DAMAGES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS Article IX, NOTWITHSTANDING WHETHER ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY IS OR IS NOT ALSO NEGLIGENT. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
Section IX.9.COBRA Continuation Coverage. Sellers acknowledge and agree that Sellers shall be solely liable, and that Buyer shall have no obligation or liability, for providing continuation coverage under and complying with Section 4980B of the Code, Sections 601 through 608 of ERISA, and any state health care continuation coverage laws with respect to any individual who either prior to, on or after the Closing Date was covered under any group health plan contributed to or maintained by Sellers or their ERISA Affiliates, or who will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A 4 of the Treasury Regulations) in connection with the transaction contemplated by this Agreement. Sellers agree to provide continuing health benefit coverage as described in Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) to all employees who are M&A Qualified Beneficiaries with respect to the transactions contemplated in this Agreement (“COBRA Beneficiaries”). Specifically, Sellers agree that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to and shall remain with Sellers, as permitted by Q&A 7 of the Treasury Regulation Section 54.4980B-9.
Article X.
MISCELLANEOUS
Section X.1.Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) sent by a recognized

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prepaid overnight courier service (which provides a receipt), or (c) sent by electronic transmission (including e-mail with return receipt requested), to such Party at the following addresses (or at such other addresses as shall be specified by a Party by like notice):

If to Sellers or Seller Owner:
HR Nu Blu Energy, LLC 1008 Southview Cir Center, TX 75935 Attention: Dustin Bailey Email: dustin@highrollergroup.com With a copy (which shall not constitute notice) to: Email: george@highrollergroup.com
If to Buyer:
Stabilis Solutions, Inc. 11750 Katy Freeway, Suite 900 Houston, Texas 77079 Attention: Casey Crenshaw, Chairman Email: casey.crenshaw@stabilis-solutions.com
With a copy (which shall not constitute notice) to:
Email: jim.reddinger@stabilis-solutions.com And Thompson & Knight LLP 811 Main Street, Suite 2500 Houston, Texas 77002 Attention: C. Walker Brierre, Jr. Email: walker.brierre@tklaw.com

Such notices, requests, demands, and other communications shall be effective (a) if given by personal delivery or courier pursuant to this Section 10.1, upon physical receipt or rejection, or (b) if given by electronic transmission, as of the date of confirmed delivery if delivered before 5:00 p.m. at the place of receipt on any Business Day, or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. at the place of receipt on any Business Day or during any non-Business Day at the place of receipt.
Section X.2.Entire Agreement. This Agreement, together with the Disclosure Schedules, Exhibits, the Ancillary Agreements and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

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Section X.3.Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by a Party without the prior written consent of the other Parties and any attempted assignment in violation of this Section 10.3 shall be void ab initio. The provisions of this Agreement are for the exclusive benefit of the Parties and their respective successors and permitted assigns and, solely with respect to Article IX, the Persons entitled to be indemnified as described therein. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
Section X.4.Severability. If any provision of this Agreement shall be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and this Agreement shall be deemed amended to modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting another provision that is valid, legal and enforceable and that achieves the same objective and preserves the economic and legal substance of the transactions contemplated in this Agreement with respect to either Party.
Section X.5.WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section X.6.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of laws thereof.
Section X.7.Fees and Expenses. Except as set forth herein, all expenses incurred in connection with this Agreement by a Party will be borne by and paid by such Party, regardless of whether or not the transactions contemplated hereby are consummated.
Section X.8.Public Announcements. Except as may be required by Applicable Law, unless and until the Closing occurs, neither Buyer nor any Seller shall issue any press release or otherwise make, or cause or permit any agent, representative or Affiliate to make or issue, any statement to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld). Any such press release or statement required by Applicable Law shall only be made after reasonable prior notice to, and consultation in good faith with, the other Party.
Section X.9.Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without

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incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
Section X.10.Counterparts. This instrument may be executed in any number of counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. This instrument may be validly executed and delivered by pdf or other electronic transmission.
Section X.11.Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties.
Section X.12.Waiver. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.
BUYER:

STABILIS SOLUTIONS, INC.

By:
Name: James C. Reddinger
Title: Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.
SELLERS:

HR NU BLU ENERGY, LLC

By: MSTP, LLC, a Texas limited liability company, its Manager

By:
Matt Silvey, Manager

TGB EQUIPMENT LEASING, LLC

By:
Dustin Bailey, Manager

Solely with respect to Article IX of this Agreement:

SELLER OWNER

Dustin Bailey
[Signature Page to Asset Purchase and Sale Agreement]